Exhibit 3.1

State of Indiana Office of the Secretary of State CERTIFICATE OF CONVERSION of DUKE ENERGY INDIANA, INC. I, CONNIE LAWSON, Secretary ofState of Indiana, hereby certify that Articles of Conversion of the above Domestic Limited Liability Company (LLC) have been presented to me at my office, accompanied by the fees prescribed by Jaw and that the documentation presented conforms to law as prescribed by the provisions of the Indiana Business Flexibility Act. The name following said transaction will be: DUKE ENERGY INDIANA, LLC NOW, THEREFORE, with this docwnent I certify that said transaction will become effective Friday, January 0 l, 2016. In Witness Whereof, I have caused to be affiXed my signature and the seal of the State oflndiana, at the City of Indianapolis, December 16,2015. CONNIE LAWSON, SECRETARY OF STATE 194058-092/2015121708862